EXHIBIT INDEX
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77B.      Accountant's Report on Internal Control

77C.      Matters Submitted to a Vote of Security Holders

77K.      Changes in Registrant's Certifying Accountant

77Q.1.    Exhibits

          -    Investment Advisory Agreement with Touchstone Advisors, Inc.
          - Sub-Advisory Agreement with Fort Washington Investment Advisors, Inc. for Tax-Free Money Fund
          - Sub-Advisory Agreement with Fort Washington Investment Advisors, Inc. for Tax-Free Intermediate Term Fund
          - Sub-Advisory Agreement with Fort Washington Investment Advisors, Inc. for Ohio Insured Tax-Free Fund
          - Sub-Advisory Agreement with Fort Washington Investment Advisors, Inc. for Ohio Tax-Free Money Fund
          - Sub-Advisory Agreement with Fort Washington Investment Advisors, Inc. for California Tax-Free Money Fund
          - Sub-Advisory Agreement with Fort Washington Investment Advisors, Inc. for Florida Tax-Free Money Fund